Exhibit 4.11

NOTICE REGARDING

THE ISSUANCE AND SALE OF

8.00% SENIOR SECURED SECOND LIEN CONVERTIBLE NOTES

OF

LAYNE CHRISTENSEN COMPANY

Date:	February 27, 2015

To:	Investors of Layne Christensen Company’s 8.00% Senior Secured Second Lien Convertible Notes (the “Notes”)

From:	Layne Christensen Company

Re:	The Proposed Amendment to the Exchange and Subscription Agreement

Reference is hereby made to the Exchange and Subscription Agreement (the “Exchange and Subscription Agreement”), dated as of February 4, 2015, between you, Layne Christensen Company (the “Company”) and the subsidiary guarantors party thereto.  Capitalized terms used herein without definition have the respective meanings ascribed to them in the Exchange and Subscription Agreement.

In connection with the Company’s issuance of updated preliminary financial performance expected to be reported for the fourth quarter of fiscal year 2015, the Company has requested you to execute and deliver an amendment (the “Amendment”) to the Exchange and Subscription Agreement.  In order to induce you to execute and deliver the Amendment, the Company hereby agrees to modify the terms of the Notes as follows:

1. Initial Conversion Rate.  The definition of “Conversion Rate” in the Indenture will be replaced in its entirety with the following:

“Conversion Rate” means, initially, 85.4701 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as provided herein.

2. Make-Whole Table.  The table set forth in Section 10.07(d) of the Indenture will be replaced in its entirety with the following:

	Stock Price
Effective Date	$8.36	$10.50	$11.70	$14.00	$16.38	$20.00	$30.00	$40.00	$50.00	$75.00
March 2, 2015	34.1471	34.1471	34.1471	25.8448	20.3391	15.1569	9.4000	6.7549	5.2996	3.4943
May 1, 2015	34.1471	34.1471	34.1471	24.5957	19.2663	14.4164	8.7902	6.3185	4.9640	3.2770
May 1, 2016	34.1471	34.1471	33.3196	19.5104	14.7656	11.9693	7.7540	5.6154	4.4546	2.9558
May 1, 2017	34.1471	34.1471	28.2212	13.3534	9.8023	7.5550	4.8841	3.3717	2.5571	1.5154
May 1, 2018	34.1471	25.6779	21.0012	6.7418	4.9041	3.9783	2.5925	1.8792	1.4753	0.9449
May 1, 2019	34.1471	9.7680	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

* * *

Sincerely,

Layne Christensen Company

By:	/s/ Andy Atchison
Name: Andy Atchison
Title: SVP & CFO

[Signature Page to Notice Regarding Issuance and Sale of

8.00% Senior Secured Second Lien Convertible Notes]